EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Columbus McKinnon Completes Acquisition of
Unified Industries, Inc.
Expands product portfolio to provide additional bundled solutions opportunities
AMHERST, NY, February 28, 2014 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, announced today that it has acquired privately-owned Unified Industries, Inc. (“Unified”). Unified designs, manufacturers and markets overhead light rail workstations primarily used in automotive and other industrial applications.
Timothy T. Tevens, President and Chief Executive Officer, commented, “Unified’s workstation cranes and light rail lifting systems are a natural extension of our hoist product portfolio. The combination elevates our ability to deepen relationships with our OEMs through a broader scope of bundled solutions. We expect to increase sales of Unified’s products by leveraging our extensive sales organization and value-added distribution channels globally. This represents a good utilization of our cash as we continue to pursue acquisitions to further our mission to be the global leader in providing products and application knowledge to help customers lift, position and secure materials easily.”
With its headquarters in Howell, MI, Unified had sales of $12.4 million in 2013. The acquisition is expected to be accretive to Columbus McKinnon’s earnings in fiscal year 2015.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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